Exhibit 4.2
September 21, 2026
J Digital 6 LLC
600 West Chicago Ave., Suite 600
Chicago, Illinois 60654
Email: documents@jumpcrypto.com
Re:    Warrant Confirmations, Modifications and Amendments
Ladies and gentlemen:
Reference is made in this letter agreement (this “Letter Agreement”) to that certain Warrant to Purchase Shares of Preferred Stock issued by a predecessor-in-interest of Securitize Corp., a Delaware corporation (the “Company”), to J Digital 6 LLC, a Delaware limited liability company (the “Holder”), with an original issue date of March 6, 2025 (the “Original Warrant”), and which Original Warrant was assumed in full by the Company and amended by the Company and the Holder pursuant to and in accordance with that certain Warrant Assumption and Amendment Agreement, dated as of July 1, 2026, by and among the Company, Holder, and Securitize I, Inc. (f/k/a Securitize, Inc.) (as so assumed and amended, the “Warrant”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Warrant.
By this Letter Agreement, the Company hereby confirms and agrees with the Holder as follows, which, as and where applicable, shall further constitute the parties’ written agreement to amend the Warrant pursuant to and in accordance with Section 13(a) thereof:
(1)    Confirmation of Vesting of First Tranche. The first Tranche under the Warrant, exercisable for a total of 927,916 Warrant Shares, is currently a Vested Tranche with a Tranche Vesting Date of February 14, 2026 and, accordingly, is currently exercisable (but has not been so exercised as of the date hereof) by the Holder through the end of the Exercise Period in respect thereof on February 14, 2029.
(2)    Vesting of Second Tranche. The parties acknowledge that, as of the date hereof, (a) the Triggering Condition in respect of the second Tranche (representing a total of 927,914 Warrant Shares) under the Warrant has been satisfied relative to OKX as the Approving CEX; (b) the 4-Month Period for such second Tranche commenced on July 9, 2026 (and is ongoing); and (c) the 30% Collateral Condition must be satisfied in respect of the second Tranche in order for the second Tranche to become a Vested Tranche.
(3)    Adjustment to Amount and Vesting Conditions for the Third and Fourth Tranches. With respect to the third Tranche and fourth Tranche under the Warrant:
a.    Adjustment to the Amounts of the Third Tranche and Fourth Tranche. The Company and the Holder hereby agree (and, effective on the date hereof, the definition of “Tranche” in the Warrant shall be amended and modified to reflect) that, as to the third Tranche and fourth Tranche, respectively, (i) the third Tranche shall represent a total of 1,484,662 Warrant Shares, and (ii) the fourth Tranche shall represent a total of 371,166 Warrant Shares.

b.    Vesting Conditions for the Third Tranche. The Holder will fully and irrevocably earn and vest in the third Tranche, representing a total of 1,484,662 Warrant Shares pursuant to Section 3(a)(i) above (at which time such third Tranche will become a Vested Tranche), on December 31, 2026 (which day shall thereupon be the Tranche Vesting Date for such third Tranche), subject to the satisfaction on or prior thereto of the following vesting conditions (the “Third Tranche Vesting Conditions”):
i.    From and after October 5, 2026 or, if later, the CET Launch Date, the Jump Participant shall (A) have commenced trading each of the Launch CETs, as applicable, on a Securitize Venue, and (B) be up and available for trading CETs and ISTs on a Securitize Venue at all times throughout each Trading Day, excluding from 5:30 p.m. to 8:00 p.m. (New York time) each such Trading Day (to account for the Jump Group’s daily maintenance window).
ii.    To the extent the Company mints, supports, and launches additional CETs and/or ISTs for trading on the Securitize Venue on which the Jump Participant trades, (A) the Company will provide the Jump Participant with as much prior notice thereof as is practicable, and (B) the Jump Participant will commence trading of such CET or IST on such Securitize Venue within forty-eight (48) hours of the launch thereof, up to a minimum of the lesser of (x) fifty (50) CETs and ISTs, or (y) the total number of CETs and ISTs launched on or prior to December 29, 2026 (in each case inclusive of the Launch CETs), provided that the foregoing will not apply to (A) any Excluded CET/IST, (B) any CET or IST which represents ownership in an underlying issuer’s traditional shares for which the Jump Group is prohibited or restricted from trading, or (C) any CET or IST which the Jump Participant, in its sole discretion, determines not to trade.
iii.    All CET and IST quotes in response to a request for quote (RFP) and trades by the Jump Participant on a Securitize Venue will be at or inside the National Best Bid and Offer (NBBO) in respect of such CET or IST based on the timestamp of the applicable Securities Information Processor (SIP) at all times as and when required by law or regulation applicable to trading on such Securitize Venue.
c.    Vesting Condition for the Fourth Tranche. The Holder will fully and irrevocably earn and vest in the fourth Tranche, representing a total of 371,166 Warrant Shares pursuant to Section 3(a)(ii) above (at which time such fourth Tranche will become a Vested Tranche), on the first day (which day shall thereupon be the Tranche Vesting Date for such fourth Tranche) on which the Jump Participant is up and available for trading CETs and ISTs on a Securitize Venue at all times throughout each calendar day, excluding (i) for all CETs and ISTs, from 5:30 p.m. to 8:00 p.m. (New York time) each such calendar day (to account for the Jump Group’s daily maintenance window), and (ii) for any Excluded CET/IST, any calendar day that is not a Trading Day (the “Fourth Tranche Vesting Condition”).

d.    Definitions. As used in this Section 3:
i.    “CET” means a Securitize Markets Convertible Entitlement Token, referring to a digital token which represents ownership of an underlying issuer’s traditional shares.
ii.    “CET Launch Date” means the date of the Company’s launch of the Launch CETs.
iii.    “Excluded CET/IST” means any CET or IST which represents ownership of an underlying issuer’s traditional shares which does not have a corresponding perpetual future with a reasonably liquid trading market on at least one major centralized exchange or for which pricing is otherwise unavailable.
iv.    “IST” means an issuer’s shares natively tokenized at the request of an issuer by Securitize Transfer Agent, LLC.
v.    “Jump Participant” means one or more members of the Jump Group (as defined in the Warrant) which is a participant on the Securitize Venue.
vi.    “Launch CETs” refers to up to 12 CETs representing ownership of the following underlying issuer’s traditional shares (listed by ticker symbol), provided that such CETs are minted and supported by the Company and are launched and tradeable on the Securitize Venue: AAPL, MSFT, NVDA, GOOG, TSLA, META, AMZN, NFLX, CRCL, SPCX, MSTR, and PLTR.
vii.    “Securitize Venue” means the Securitize Markets, LLC broker-dealer platform or the Securitize Markets, LLC ATS trading venue.
viii.    “Trading Day” each day and night (full twenty-four hour period) on which U.S. equity markets are open for trading, which, for the avoidance of doubt, excludes Saturdays, Sundays, and U.S. public market holidays.
e.    No Other Applicable Vesting Conditions. It is understood and agreed by the parties that the Third Tranche Vesting Conditions (as to the third Tranche) and the Fourth Tranche Vesting Condition (as to the fourth Tranche) are intended to fully and completely replace the Tranche Vesting Conditions set forth in Section 2(b) of the Warrant as to, respectively, such third Tranche and fourth Tranche such that the Holder may only vest in (i) the third Tranche by satisfying the Third Tranche Vesting Conditions, and/or (ii) the fourth Tranche by satisfying the Fourth Tranche Vesting Condition, in each case as set forth in this Letter Agreement.
(4)    Amendments to Warrant. Effective on the date hereof, the Company and the Holder hereby amend the Warrant as follows:
a.    “IPO”. Each of (i) the defined term “IPO” in Section 1(p) of the Warrant, (ii) Section 5(d)(ii) of the Warrant, and (iii) Section 9(b)(ii) of the Warrant is hereby deleted and replaced with the following: “Intentionally Omitted.”

b.    “Originally Purchased Shares”
i.    The defined term “Originally Purchased Shares” in Section 1(u) of the Warrant and Section 5(e) of the Warrant are each hereby deleted and replaced with the following: “Intentionally Omitted.”
ii.    The last sentence of Section 10 of the Warrant which reads “Notwithstanding the foregoing, the Holder shall retain any and all rights attendant to its ownership of the Originally Purchased Shares.” is hereby deleted.
c.    “Shareholder Agreements”
i.    The defined term “Shareholder Agreements” in Section 1(z) of the Warrant and Section 5(e) of the Warrant are each hereby deleted and replaced with the following: “Intentionally Omitted.”
ii.    The clause “, together with any legends required pursuant to the Shareholder Agreements” in Section 7(d) of the Warrant is hereby deleted.
d.    “Notice of Exercise”. The form of Notice of Exercise set forth on Exhibit A to the Warrant shall be amended, superseded and replaced by the form of Notice of Exercise attached as Annex A to this Letter Agreement.
(5)    Representations and Warranties of the Parties. Each of the Company and the Holder hereby represents and warrants to the other party that, as of the date of this Letter Agreement:
a.    Organization, Good Standing, and Qualification. Such party is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Such party has the requisite power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Letter Agreement and to perform its obligations pursuant to this Letter Agreement.
b.    Authorization; Enforceability. All action on the part of such party and its directors, officers, members and stockholders necessary for the authorization, execution and delivery of this Letter Agreement by such party, and the performance of all of such party’s obligations under this Letter Agreement and the Warrant (as confirmed, modified, and amended hereby) has been taken on or prior to the date hereof. This Letter Agreement, when executed and delivered by such party, shall constitute a valid and binding obligation of such party, enforceable in accordance with its terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
c.    No Reliance; Tax Advisors. Such party has had the opportunity to review this Letter Agreement with its own legal counsel. Such party is not relying on any statements or representations of the other party or such other party’s agents for legal advice with respect to this Letter Agreement. Such party has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this Letter Agreement and the Warrant (as confirmed, modified, and amended hereby). With respect to such matters, such party is relying solely on any such of its advisors and not on any statements or representations of the other party or any of such other party’s agents, written or oral. Such party understands that it (and not the other party) shall be responsible for its own tax liability that may arise as a result of this Letter Agreement.
(6)    Miscellaneous.
a.    Effectiveness; Entire Agreement. This Letter Agreement shall be effective on the date hereof. This Letter Agreement, together with the Warrant (and as confirmed, modified, and amended hereby), constitute the entire agreement among the parties with respect to the subject matter hereof and amend, restate and supersede all prior and contemporaneous arrangement or understandings with respect thereto. Upon the effectiveness of this Letter Agreement, on and after the date hereof, each reference in the Warrant to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Warrant, as confirmed, modified, and amended by this Letter Agreement. Except as expressly provided in this Letter Agreement, no other term, condition, covenant, or provision of the Warrant shall be modified or amended hereby.
b.    Amendments. This Letter Agreement may only be amended, modified, waived or terminated with the prior written consent of the Company and the Holder.
c.    Successors. All the covenants and provisions of this Letter Agreement by or for the benefit of the Holder and the Company shall bind and inure to the benefit of their respective successors and assigns.
d.    Counterparts. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method. A signed copy of this Letter Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Letter Agreement.
e.    Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

f.    GOVERNING LAW. THIS LETTER AGREEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
[Signature page follows]

Each of the undersigned parties has executed this Letter Agreement intending to be bound hereby effective as of the date of this Letter Agreement, and upon each such party’s execution hereof this Letter Agreement shall thereupon be legal, valid and binding upon such party as of the date hereof.

COMPANY:
SECURITIZE CORP.
By:	/s/ Carlos Domingo
Name:	Carlos Domingo
Title:	Chief Executive Officer

AGREED AND ACCEPTED:
HOLDER:
J DIGITAL 6 LLC
By:	/s/ Matthew Hinerfeld
Name:	Matthew Hinerfeld
Title:	Authorized Signatory

ANNEX A
NOTICE OF EXERCISE
TO:    Securitize Corp. (the “Company”)
RE:    WARRANT TO PURCHASE SHARES OF COMMON STOCK ORIGINALLY ISSUED ON MARCH 6, 2025 AND ASSUMED BY THE COMPANY ON JULY 1, 2026 (as amended, the “Warrant”)
Reference is made to the above-referenced Warrant issued to the undersigned holder (the “Holder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Warrant
(1)    Exercise. The Holder hereby elects to exercise, on the date hereof, the right to purchase an amount of Warrant Shares pursuant to the Warrant with respect to the following Vested Tranche(s) and for the number of Warrant Shares applicable to such Tranche as specified in the Warrant (and set forth below):

Vested Tranche(s):	☐	First Tranche	☐	Third Tranche
	☐	Second Tranche	☐	Fourth Tranche
Number of Warrant Shares:		______________________ Warrant Shares
(2)    Method of Exercise. The Holder elects to exercise the Warrant pursuant to:
☐    Cash exercise, and agrees to pay in full the Exercise Price for such shares in accordance with the provisions of the Warrant.
☐    The net issue exercise provisions of Section 5(d) of the Warrant.
(3)    Warrant Share Certificates. Please make a book entry and, if the shares are certificated, issue a certificate or certificates representing the Warrant Shares in the name of the Holder.

Date: ____________________, 202___
(Print name of the Holder)

(Signature)

(Name and title of signatory)

(Date)

(Email address)